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                                                                    EXHIBIT 11.2

                              FTP SOFTWARE, INC.
           WEIGHTED SHARES USED IN COMPUTATION OF EARNINGS PER SHARE

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
                                                       FULLY DILUTED        PRIMARY
FOR THE THREE MONTHS ENDED MARCH 31, 1995:
  Common stock outstanding, beginning of period           23,344,122        23,344,122
  Weighted average common stock issued during the
   three months ended March 31, 1995                         588,913           588,913
  Weighted average common stock equivalents                6,300,693         6,300,693
  Weighted average treasury shares acquired using the
   treasury stock method                                  (1,513,043)       (1,709,660)
                                                          ----------        ----------
  Weighted average shares of common stock outstanding,
   end of period                                          28,702,685        28,524,068
                                                          ==========        ==========
FOR THE THREE MONTHS ENDED MARCH 31, 1996:
  Common stock outstanding, beginning of period           26,506,729        26,506,729
  Weighted average common stock issued during the
   three months ended March 31, 1996                         432,279           432,279
                                                          ----------        ----------
  Weighted average shares of common stock outstanding,
   end of period                                          26,939,008        26,939,008
                                                          ==========        ==========
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